EXHIBIT 15






Ford Motor Credit Company
The American Road
Dearborn, Michigan 48126

Re: Ford Motor Credit Company Registration Statement Nos. 333-91953, 333-92595, and 333-45015 on Form S-3.


We are aware that our report dated April 18, 2001 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended March 31, 2001 and 2000 included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 will be incorporated by reference in the Registration Statements on Form S-3 referred to above. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Section 7 and 11 of the Act.





Detroit, Michigan
May 14, 2001



                                      -27-